EXHIBIT 11







                COMPUTATION OF NET INCOME PER COMMON SHARE
                                (UNAUDITED)
                           DOLLARS IN THOUSANDS
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                                                    Thirteen Weeks Ended
                                                   April 27,    April 29,
                                                        1996         1995
The computation of net income available and adjusted shares outstanding follows:

Net income                                         $  30,086    $   8,065

Less:
  Preferred stock dividends                           (1,789)      (1,789)

Net income used for primary and fully
  diluted computation                              $  28,297    $   6,276



Weighted average number of common shares
  outstanding                                     72,545,566   72,402,468

Add:
  Assumed exercise of those options that
    are common stock equivalents                   1,053,810       59,386
  Assumed exercise of convertible
    preferred stock                               11,740,891            -

Adjusted shares outstanding, used for
  primary and fully diluted computation           85,340,267   72,461,854

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